Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE, dated as of February 11, 2010 (this “Supplemental Indenture”), by and among Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Issuer”), R Acquisition Company, LLC, a Delaware limited liability company (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association (as successor in interest to J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee are parties to an indenture, dated as of December 1, 1995 (as amended and supplemented from time to time, the “Indenture”), providing for the issuance from time to time of the Issuer’s debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series, as supplemented by the First Supplemental Indenture, dated as of April 13, 2007, relating to the Company’s issuance of its 5.65% Debentures due May 1, 2017 and its 6.15% Debentures due May 1, 2037, as further supplemented by the Second Supplemental Indenture, dated as of March 14, 2008, relating to the Company’s issuance of its 5.75% Notes due March 15, 2018, as further supplemented by the Third Supplemental Indenture, dated as of December 3, 2008, relating to the Company’s issuance of its 7.00% Notes due February 1, 2014, and as further supplemented by the Fourth Supplemental Indenture, dated as of September 24, 2009, relating to the Company’s issuance of its 4.700% Notes due October 1, 2019;

WHEREAS, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of November 2, 2009 (the “Merger Agreement”), by and among the Issuer, Berkshire Hathaway Inc. and the Company, the Issuer will be merged with and into the Company (the “Merger”) and the Company will continue as the surviving entity;

WHEREAS, in connection with the Merger, the Company desires to assume, pursuant to this Supplemental Indenture, the Issuer’s obligations for the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of each covenant of the Indenture on the part of the Issuer to be performed or observed;

WHEREAS, this Supplemental Indenture is being entered into pursuant to and in accordance with the provisions of Section 801(1) and Section 901(1) of the Indenture;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions precedent to the execution and delivery of this Supplemental Indenture pursuant to the terms of the Indenture have been satisfied.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

1. Interpretation.  Except where the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.  Section headings set forth herein are for convenience of reference only and shall not affect in any way the meaning, interpretation or construction hereof.

2. Assumption of Obligations.  Upon consummation of the Merger pursuant to the terms of the Merger Agreement, the Company hereby (i) assumes the Issuer’s obligations for the due and punctual payment of the principal of and any premium and interest on all Outstanding Securities issued pursuant to the Indenture and the performance or observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, and (ii) succeeds to and is substituted for, and may exercise every right and power of, the Issuer under the Indenture, and agrees to be bound by the terms thereof, with the same effect as if the Company had been named as the Issuer in the Indenture.

3. Release of Obligations.  Upon consummation of the Merger pursuant to the terms of the Merger Agreement, the Issuer is hereby relieved of all obligations and covenants under the Indenture and the Securities on the part of the Issuer to be performed or observed.

4. Ratification of Indenture.  The Indenture, as supplemented and amended hereby, is hereby ratified and confirmed in all respects, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

5. Trustee Not Responsible for Recitals.  The recitals set forth herein are made by the Issuer and the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Severability.  In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

8. Notices.  For purposes of Section 105(2) of the Indenture, the address for any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Company by the Trustee or any Holder shall be as follows:

Burlington Northern Santa Fe, LLC
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830

9. Notice of Merger.  The Company shall give the Trustee notice of the consummation of the Merger, promptly after the consummation thereof pursuant to the terms of the Merger Agreement, such notice to have attached thereto a copy of the related Certificate of Merger filed with the Secretary of State of the State of Delaware.

10. Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed signature page by facsimile transmission or other electronic means shall be as effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:	/s/ C. Alec Vincent
Name: C. Alec Vincent
Title: Assistant Vice President - Finance and Treasurer

R ACQUISITION COMPANY, LLC

By:	NATIONAL INDEMNITY COMPANY, its sole member

By:	/s/ Marc. D. Hamburg
Name: Marc D. Hamburg
Title: Chairman

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Rafaela Martinez
Name: Rafaela Martinez
Title: Senior Associate

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